EXHIBIT 99.1
                                                                    ------------

PRESS RELEASE FOR IMMEDIATE RELEASE

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708) 865-1053

         MIDWEST BANC HOLDINGS, INC. REPORTS THIRD QUARTER 2003 EARNINGS

                                   HIGHLIGHTS

         o        Net income increased from restated third quarter 2002 levels.
         o        Nine-month income increased 26.4% over comparable 2002 period.
         o        $7.7 million provision for loan losses in third quarter.
         o        Loan charge-offs of $5.4 million.
         o Securities portfolio reallocated to reduce mortgage-backed securities position.
         o Regulatory examination report received; further action anticipated.

(Melrose Park, IL - November 4, 2003). Midwest Banc Holdings, Inc. (NASDAQ:
MBHI), a community-based bank holding company, announced today that net income was $2,283,000 for the three months ended September 30, 2003 compared to $330,000 for the three months ended September 30, 2002. Net income increased 26.4% to $16,468,000 for the nine months ended September 30, 2003 compared to $13,031,000 for the nine months ended September 30, 2002.

Earnings for the third quarter and year-to-date 2003 were affected by management's initiatives to reduce balance sheet risk, improve overall asset quality, and enhance the quality of reported earnings. As a result, the Company took a $7.7 million provision for loan losses and a charge off of $5.4 million in nonperforming loans during the third quarter.

E.V. Silveri, Chairman, stated, "MBHI has taken aggressive steps to charge off specific loans and add appropriate provisions for loan losses. While these actions reduced quarterly earnings per share below analysts' estimates of $0.29 to $0.37, these steps underscore our commitment to asset quality and the integrity of our reported results." Mr. Silveri further added: "It's notable that our core earnings base was strong enough to absorb this provision and still enable us to report profitable results for the third quarter."

Brad A. Luecke, President and Chief Executive Officer, said, "the balance sheet actions should minimize the potential for future losses, creating the opportunity to return to the earnings levels and growth rates achieved in 2001 and the first half of 2002."

"The decision to add to the provision and to charge off these loans is part of a larger effort to reduce risk in our balance sheet," Mr. Luecke said. "Restructuring our securities portfolio is another initiative to manage the overall risk of further net interest margin compression. In addition, we have taken a series of actions to improve our lending practices and risk management processes necessary to continue to build a solid foundation for increased profitability in the future," stated Mr. Luecke.

 THIRD QUARTER DILUTED EARNINGS PER SHARE INCREASED $0.11 OVER PRIOR YEAR PERIOD

Basic earnings per share for the three months ended September 30, 2003 was $0.13 compared to $0.02 for the similar period of 2002, a 550.0% increase. Diluted earnings per share for the three months ended September 30, 2003 was $0.12 compared to $0.02 for the similar period of 2002, a 500.0% increase. The net income for the three months ended September 30, 2002 reflected a $10.9 million in provision for loan losses. The return on average assets for the three months ended September 30, 2003 was 0.40% compared to 0.07% for the similar period in 2002. The return on average equity for the three months ended September 30, 2003 was 6.33% compared to 1.14% for the similar period in 2002.

Basic earnings per share for the nine months ended September 30, 2003 was $0.93 compared to $0.81 for the similar period of 2002, a 14.8% increase. Diluted earnings per share for the nine months ended September 30, 2003 was $0.91 compared to $0.79 for the similar period of 2002, a 15.2% increase. The net income for the nine months ended September 30, 2002 reflected a $12.4 million in provision for loan losses. The return on average assets for the nine months ended September 30, 2003 was 0.99% compared to 0.94% for the similar period in 2002. The return on average equity for the nine months ended September 30, 2003 was 14.72% compared to 16.30% for the similar period in 2002.

                           NET INTEREST INCOME TRENDS

Net interest income decreased $136,000 or 0.9% to $14,880,000 in the third quarter of 2003 compared to $15,016,000 for the similar period in 2002. Net interest margin decreased to 3.00% in the third quarter of 2003 compared to 3.50% in the third quarter of 2002.

Year-to-date 2003 net interest income increased $1,362,000 or 2.9% to $46,673,000 compared to $45,347,000 for the similar period in 2002. Net interest margin decreased to 3.16% for the nine months ended September 30, 2003 compared to 3.58% for the nine months ended September 30, 2002.

Due to the continued low interest rate environment during the third quarter of 2003, the Company experienced additional net interest margin compression due in part to the recognition of premium amortization expense associated with the mortgage-backed securities it holds in its investment securities portfolio. Amortization expense was $2.8 million and $7.8 million for the three and nine months ended September 30, 2003, respectively, compared to $1.3 million and $3.0 million, respectively, for the similar periods in 2002. The Company reduced its portion of the investment portfolio invested in mortgage-backed securities in an attempt to decrease the earnings volatility related to accelerated premium amortization due to the mortgage refinancing. Accordingly as of September 30, 2003, mortgage-backed securities comprised 32.7% of the portfolio compared to 78.5% at December 31, 2002.

Going forward, it is expected that the net interest margin will stabilize and improve, although it is unlikely to increase back to the 2002 level during the next quarter. Key factors for an expected improvement in the net interest margin include an increase in loan volumes, slower prepayments on the remaining mortgage-backed securities the Company holds in its portfolio, continued benefit of interest rate swaps related to high interest rate FHLB advances, and the impact of deposit pricing strategies. The expected improvements in net interest margins also assume no further cuts in interest rates by the Federal Reserve Board of Governors in the near future.

                   THIRD QUARTER OTHER INCOME INCREASED 70.1%

Other income, excluding gains on securities transactions and trading account profits, was $5,017,000, an increase of $2,067,000 or 70.1% on a comparable third quarter 2003 to 2002 basis. The other income to average assets ratio was 0.88% for the three months ended September 30, 2003 compared to 0.62% for the same period in 2002. Service charges on deposits slightly decreased by $8,000 or 0.5% to $1,481,000 during the three months ended September 30, 2003 compared to the third quarter of 2002. Mortgage banking fees, trust, and insurance and brokerage commissions increased, $87,000, $13,000, and $197,000, respectively, for the three months ended September 30, 2003 to $295,000, $147,000, and $582,000, respectively, compared to the third quarter of 2002.

Option fee income increased $1,617,000 for the third quarter of 2003 to $1,952,000 compared to the similar period in 2002. Option fees are part of management's ongoing strategy to manage risk in the securities portfolio and take advantage of favorable market conditions. Management has effectively used the proceeds from selling covered call and put options to offset net interest margin compression and has administered such sales in a coordinated process with the Company's overall asset/liability management.

Gains on securities transactions were $917,000 and $97,000 during the three months ended September 30, 2003 and September 30, 2002, respectively. There were no trading account profits during the three months ended September 30, 2002 compared to trading account losses of $144,000 during the three months ended September 30, 2003.

Other income, excluding gains on securities transactions and trading account profits, increased $5,835,000 or 70.7% to $14,085,000 for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002. The other income to average assets ratio was 0.84% for the nine months ended September 30, 2003 compared to 0.59% for the same period in 2002. Service charges on deposits increased $184,000 or 4.4% to $4,382,000 during the nine months ended September 30, 2003 compared to $4,198,000 for the same period in 2002. Mortgage banking fees, trust, and insurance and brokerage commissions increased $520,000, $21,000, and $608,000, respectively, for the nine months ended September 30, 2003 to $960,000, $451,000, and $1,596,000, respectively, compared to the similar period of 2002. Option fee income increased $3,979,000 during the first nine months of 2003 to $4,968,000 compared to the similar period in 2002.

For the nine months ended September 30, 2003, gains on securities transactions were $3,721,000 compared to $1,392,000 for the similar period in 2002. During the nine months ended September 30, 2003, trading account losses were $14,000 compared to trading account profits of $348,000 during the similar period of 2002.

                    THIRD QUARTER EFFICIENCY RATIO OF 50.03%

Other expenses increased $2,360,000 or 28.4% to $10,665,000 for the three months ended September 30, 2003 compared to the $8,305,000 for the three months ended September 30, 2002. The other expenses to average assets ratio was 1.86% for the three months ended September 30, 2003 compared to 1.74% for the same period in 2002. Salaries and employee benefits expense increased $892,000 to $6,119,000 during the three months ended September 30, 2003 compared to $5,227,000 for the three months ended September 30, 2002. An increase in full-time staff positions, including brokerage staff, employees added through the acquisition of Big Foot Financial Corp., and other new positions were the primary reasons for the increase in salaries and benefits. Enhanced benefit programs and increased health insurance costs also contributed to the increase in salaries and employee benefits. Occupancy expenses increased $512,000 or 45.1% to $1,648,000 during the third quarter of 2003 compared to $1,136,000 for the comparable period in 2002. This increase reflects the addition of the three branches acquired as a result of the Big Foot acquisition.

The net overhead expense to average assets ratio was 0.99% for the third quarter of 2003 compared to 1.12% for the similar period in 2002. The efficiency ratio was 50.03% for the three months ended September 30, 2003 compared to 44.61% for the same period in 2002. The increase in the efficiency ratio was primarily due to the increase in other expenses during the quarter.

Other expenses increased $7,094,000 or 28.4% to $32,121,000 for the nine months ended September 30, 2003 compared to $25,027,000 for the nine months ended September 30, 2002. The other expenses to average assets ratio was 1.93% for the nine months ended September 30, 2003 compared to 1.80% for the same period in 2002. Salaries and employee benefits expense increased $2,700,000 to $18,170,000 during the nine months ended September 30, 2003 compared to $15,470,000 for the nine months ended September 30, 2002. For the nine months ended September 30, 2003, occupancy expenses increased $1,290,000 or 36.0% to $4,874,000 from $3,584,000 in the first nine months of 2002.

The net overhead expense to average assets ratio was 1.08% for the nine months ended September 30, 2003 compared to 1.21% for the similar period in 2002. The efficiency ratio was 49.44% for the nine months ended September 30, 2003 compared to 44.75% for the same period in 2002.

                              BALANCE SHEET TRENDS

Total assets were $2.3 billion at September 30, 2003, an increase of $244.8 million compared to $2.0 billion at December 31, 2002. Loans decreased $76.3 million or 6.7% to $1.1 billion at September 30, 2003 compared to December 31, 2002. Overall loan demand has been down as a result of current economic conditions and other competitive factors. In addition, the decrease in loans was due to a corporate commitment to tighter credit standards and pricing disciplines applied to commercial and commercial real estate loans to protect our long-term profitability. Earning assets at September 30, 2003 were $2.0 billion compared to $1.9 billion at December 31, 2002, reflecting an increase of $140.9 million or 7.4%, primarily as a result in the increase in the Company's available-for-sale securities portfolio. The Company sold $141.9 million of mortgage loans during the first quarter of 2003 that were acquired from Big Foot in an effort to reduce the interest rate risk of the portfolio.

Total deposits of $1.6 billion as of September 30, 2003 represented an increase of $185.4 million or 13.3% from $1.4 billion as of December 31, 2002. Non-interest-bearing deposits were $154.6 million as of September 30, 2003, approximately $19.8 million higher than the $134.9 million level as of December 31, 2002. Over the same period, interest-bearing deposits increased 13.2% or $165.6 million. Certificates of deposit under $100,000 increased $122.9 million from December 31, 2002 to September 30, 2003. Certificates of deposit over $100,000 and public funds decreased by $66.0 million from December 31, 2002 to September 30, 2003. The majority of the decrease was a result of brokered certificates of deposit and public fund maturities. The Company's marketing efforts have focused on core and time deposit account growth in its retail markets, reducing the need to rely on public funds and brokered certificates of deposit.

The Company acquired $73.4 million in core deposits and $64.6 million in time deposits through the acquisition of Big Foot. Deposits at the three Big Foot branches increased 25.8% to $173.5 million at September 30, 2003 compared to January 3, 2003, the Big Foot acquisition date.

Total stockholders' equity was $143.7 million as of September 30, 2003 compared to $115.0 million as of December 31, 2002. The Company issued 1.6 million shares of common stock as partial payment of the purchase price of the acquisition of Big Foot, representing an increase of $30.4 million in equity. Total capital to asset ratio at September 30, 2003 was 8.40% compared to 7.66% at December 31, 2002.

                      ASSET QUALITY AND NONPERFORMING LOANS

The allowance for loan losses was $14.5 million or 1.36% of total loans at September 30, 2003 compared to $20.8 million or 1.83% of total loans at December 31, 2002. The provision for loan losses was $9,488,000 for the nine months ended September 30, 2003 compared to $12,392,000 for the nine months ended September 30, 2002. Net charge-offs for the nine months ended September 30, 2003 were $9.4 million compared to $1.6 million for the nine months ended September 30, 2002. Net charge-offs to average loans was 0.83% and 0.15% at September 30, 2003 and September 30, 2002, respectively.

The allowance for loan losses to nonperforming loans ratio was 0.84x and 0.66x at September 30, 2003 and December 31, 2002, respectively. Nonperforming loans were $17.1 million and $31.5 million at September 30, 2003 and December 31, 2002, respectively. The nonperforming loans to total loans ratio for these two time periods was 1.61% and 2.78%, respectively. The nonperforming assets to total assets ratio was 1.10% and 1.60% for September 30, 2003 and December 31, 2002, respectively.

Five loans totaling $9.4 million represented 55.0% of the total nonperforming loans at September 30, 2003. Specific reserves of $2.3 million have been established for these loans. Approximately $500,000 of total nonperforming loans were paid off during October 2003, and another $1.6 million were current as of October 31, 2003. Management expects additional collections on its nonperforming loans during the fourth quarter of 2003. The remaining nonperforming loans are secured by collateral, including personal guaranties, and are in varying stages of workout at this time. Management expects the allowance coverage of nonperforming loans to improve and move closer to peer group levels in the future. This improvement should be achieved through normal provisions for loan losses, anticipated partial recoveries of previously charged-off loans, and the satisfactory resolution of current workout efforts with specific borrowers.

Other real estate owned was $7.8 million at September 30, 2003, an increase of $7.2 million compared to $533,000 at December 31, 2002. Included in other real estate owned are two properties that total $7.2 million of the $7.8 million other real estate owned. One property is a townhouse development for which the borrower ceased construction activities on the project and a construction manager has been appointed. The Company will continue the development on an interim basis as the property is marketed for sale. The Company has signed a letter of intent to sell this property at $7.5 million; however, there can be no guarantee that the property will be sold at this price, or at all. The other property is a single-family residence at its net realizable value based on the appraised value of the property. The Company has obtained a sales contract on the single-family residence and expects to close the sale in December 2003.

                                  OTHER MATTERS

On April 24, 2003, the Federal Reserve and the OBRE completed the on-site portion of their regularly scheduled annual examination of the Company's banking subsidiaries. The examination included, among other items, a review of the Company's over-all risk management, lending and credit review practices. The Company received the examination report during the third quarter of 2003 and, based upon discussions with the regulators, the Company expects some form of informal or formal regulatory action will be taken. As of this date, however, the Company has not received written notice of any such regulatory action.

Management believes the Company has already addressed many of the issues raised in the regulatory examination, and new processes have been implemented to enhance overall risk-management and lending and credit review practices. The Company has entered into two consulting engagements with a leading financial services consulting firm to review its initiatives and recommend additional best practices appropriate for the organization.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company's principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

                                       ###

This press release contains certain "Forward-Looking Statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements."

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                   INCOME STATEMENT SUMMARY AND PER SHARE DATA
                      (In thousands, except per share data)

                                                     THREE MONTHS ENDED
                                                       SEPTEMBER 30,                   2002-2003 COMPARISON
                                                 --------------------------         --------------------------
                                                   2003              2002           $ CHANGE          % CHANGE
                                                 -------           --------         ---------         --------
Interest income..........................        $27,137           $28,353           $(1,216)           -4.3%
Interest expense.........................         12,257            13,337            (1,080)           -8.1%
                                                 -------           -------           -------           -----
Net interest income......................         14,880            15,016              (136)           -0.9%
Provision for loan losses................          7,743            10,915            (3,172)          -29.1%
Other income.............................          5,017             2,950             2,067            70.1%
Net gains on securities transactions.....            773                97               676           696.9%
Other expenses...........................         10,665             8,305             2,360            28.4%
                                                 -------           -------           -------           -----
Income before income taxes...............          2,262            (1,157)            3,419           295.5%
Provision for income taxes...............            (21)           (1,487)            1,466            98.6%
                                                 -------           -------           -------           -----
Net income...............................        $ 2,283           $   330           $ 1,953           591.8%
                                                 =======           =======           =======           =====
Basic earnings per share (1).............        $  0.13           $  0.02           $  0.11           550.0%
                                                 =======           =======           =======           =====
Diluted earnings per share (1)...........        $  0.12           $  0.02           $  0.10           500.0%
                                                 =======           =======           =======           =====
Cash dividends declared (1)..............        $  0.12           $  0.10           $  0.02            20.0%
                                                 =======           =======           =======           =====

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                   2002-2003 COMPARISON
                                                 --------------------------         --------------------------
                                                   2003              2002           $ CHANGE          % CHANGE
                                                 -------           --------         ---------         --------
Interest income..........................        $84,695           $85,339           $  (644)           -0.8%
Interest expense.........................         38,022            39,992            (1,970)           -4.9%
                                                 -------           -------           -------           -----
Net interest income......................         46,673            45,347             1,326             2.9%
Provision for loan losses................          9,488            12,392            (2,904)          -23.4%
Other income.............................         14,085             8,250             5,835            70.7%
Net gains on securities transactions.....          3,707             1,740             1,967           113.0%
Other expenses...........................         32,121            25,027             7,094            28.4%
                                                 -------           -------           -------           -----
Income before income taxes...............         22,856            17,918             4,938            27.6%
Provision for income taxes...............          6,338             4,887             1,501            30.7%
                                                 -------           -------           -------           -----
Net income...............................        $16,468           $13,031           $ 3,437            26.4%
                                                 =======           =======           =======           =====
Basic earnings per share (1).............        $  0.93           $  0.81           $  0.12            14.8%
                                                 =======           =======           =======           =====
Diluted earnings per share (1)...........        $  0.91           $  0.79           $  0.12            15.2%
                                                 =======           =======           =======           =====
Cash dividends declared (1)..............        $  0.32           $  0.30           $  0.02             6.7%
                                                 =======           =======           =======           =====

                                                     THREE MONTHS ENDED
                                               SEPTEMBER 30,        JUNE 30,      QUARTER TO QUARTER COMPARISON
                                               -------------       ---------      -----------------------------
                                                   2003              2003           $ CHANGE          % CHANGE
                                               -------------       ---------      -----------         --------
Interest income..........................        $27,137           $27,576          $   (439)           -1.6%
Interest expense.........................         12,257            12,749              (492)           -3.9%
                                                 -------           -------          --------          ------
Net interest income......................         14,880            14,827                53             0.4%
Provision for loan losses................          7,743               755             6,988           925.6%
Other income.............................          5,017             5,108               (91)            1.8%
Net gains on securities transactions.....            773             2,831            (2,058)          -72.7%
Other expenses...........................         10,665            10,672                (7)           -0.1%
                                                 -------           -------          --------          ------
Income before income taxes...............          2,262            11,339            (9,077)          -80.1%
Provision for income taxes...............            (21)            3,548            (3,569)         -100.6%
                                                 -------           -------          --------          ------
Net income...............................        $ 2,283           $ 7,791          $ (5,508)          -70.7%
                                                 =======           =======          ========          ======
Basic earnings per share (1).............        $  0.13           $  0.44          $  (0.31)          -70.5%
                                                 =======           =======          ========          ======
Diluted earnings per share (1)...........        $  0.12           $  0.43          $  (0.31)          -72.1%
                                                 =======           =======          ========          ======
Cash dividends declared (1)..............        $  0.12           $  0.10          $   0.02            20.0%
                                                 =======           =======          ========          ======

------------------
(1) Restated for the 3-for-2 stock dividend effective July 1, 2002.

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                    ---------------------------------     ----------------------
                                                        SEPTEMBER 30,        JUNE 30,          SEPTEMBER 30,
                                                    ----------------------   --------     ----------------------
                                                     2003           2002       2003         2003          2002
                                                    -------        -------   --------     --------      --------
INCOME STATEMENT DATA:
   Net income.................................      $2,283         $  330     $7,791      $16,468       $13,031
   Net overhead expense to average assets(1)
      (2).....................................        0.99%          1.12%      1.00%        1.08%         1.21%
   Efficiency ratio(2) (4) (8)................       50.03          44.61      49.86        49.44         44.75
   Other income to average assets.............        0.88           0.62       0.92         0.84          0.59
   Other expense to average assets............        1.86           1.74       1.92         1.93          1.80

PER SHARE DATA (3):
   Earnings per share (basic).................      $ 0.13         $ 0.02     $ 0.44      $  0.93       $  0.81
   Earnings per share (diluted)...............        0.12           0.02       0.43         0.91          0.79
   Cash dividends declared....................        0.12           0.10       0.10         0.32          0.30
   Book value at end of period................        8.06           7.04       8.98         8.06          7.04
   Tangible book value at end of period.......        7.83           6.86       8.72         7.83          6.86
   Stock price at end of period...............       22.26          19.09      19.42        22.26         19.09
   Average stock price........................       21.77          18.85      18.77        20.01         17.24

SELECTED FINANCIAL RATIOS:
   Return on average assets(5)................        0.40%          0.07%      1.40%        0.99%         0.94%
   Return on average equity(6)................        6.33           1.14      19.63        14.72         16.30
   Dividend payout............................       93.78         489.70      22.84        34.61         37.17
   Loan to deposit ...........................       67.29          83.70      68.22        67.29         83.70
   Average equity to average assets...........        6.30           6.03       7.14         6.71          5.75
   Capital to assets..........................        6.38           5.97       7.00         6.38          5.97
   Tangible capital to assets.................        6.20           5.81       6.79         6.20          5.81
   Tier I capital to risk-weighted assets.....       12.13           9.46      10.93        12.13          9.46
   Tier II capital to risk-weighted assets....       13.12          10.71      11.66        13.12         10.71
   Net interest margin (tax equivalent)(7) (8)        3.00           3.50       3.03         3.16          3.58
   Allowance for loan losses to total loans
      at the end of period ...................        1.36           1.85       1.12         1.36          1.85
   Net loans charged off to average total
      loans                                           0.50           0.11       1.37         0.83          0.15
   Nonperforming loans to total loans at the
      end of period(9)........................        1.61           2.50       2.29         1.61          2.50
   Nonperforming assets to total assets(10)...        1.10           1.50       1.15         1.10          1.50
   Allowance to nonperforming loans...........        0.84x          0.74x      0.49x        0.84x         0.74x

                                                       SEPTEMBER 30,         JUNE 30,    DECEMBER 31,
                                                   -----------------------   ------------------------
                                                     2003         2002         2003           2002
                                                   ----------   ----------   ----------    ----------
BALANCE SHEET DATA:
   Total assets...............................     $2,253,854   $1,906,898   $2,285,063    $2,009,047
   Total earning assets.......................      2,049,394    1,801,699    2,136,639     1,908,533
   Average assets (quarter-to-date)...........      2,271,501    1,897,609    2,230,493     1,971,807
   Average assets (year-to-date)..............      2,229,944    1,859,114    2,212,410     1,889,511
   Total loans................................      1,060,448    1,133,282    1,078,278     1,136,704
   Allowance for loan losses..................         14,452       20,950       12,044        20,754
   Total deposits.............................      1,576,007    1,353,996    1,580,655     1,390,648
   Borrowings.................................        504,756      407,027      497,986       462,382
   Stockholders' equity.......................        143,734      113,852      159,868       114,951
   Tangible stockholders' equity (11).........        139,735      110,886      155,238       111,929
   Average equity (quarter-to-date)...........        143,065      114,462      159,158       115,308
   Average equity (year-to-date)..............        149,559      106,876      152,860       110,101

Common Shares Outstanding(3)..................         17,841       16,164       17,800        16,154
Average Shares Outstanding (quarter-to
   -date)(3)..................................         17,816       16,160       17,798        16,157
Average Shares Outstanding (year-to-date)(3)..         17,781       16,122       17,763        16,131

------------------
(1)      Other expenses less other income divided by average total assets.
(2)      Excludes net gains on securities transactions.
(3)      Adjusted to reflect the 3-for-2 stock dividend effective July 1, 2002 for periods prior to that date.
(4)      Other expense divided by the sum of net interest income (tax equivalent) plus other income.
(5)      Net income divided by quarter to date average assets.
(6)      Net income divided by quarter to date average equity.
(7)      Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.
(8)      The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:
                                                             3Q03            2Q03            3Q02
              Net interest income                          $14,880          $14,827         $15,016
              Tax equivalent adjustment to net
              interest income                                1,079            1,127             780
                                                           -------          -------         -------
              Net interest income, tax equivalent basis    $15,959          $15,954         $15,796
                                                           -------          -------         -------
(9)      Includes total nonaccrual and all other loans 90 days or more past due.
(10)     Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.
(11)     Stockholders' equity less goodwill. The following table reconciles reported stockholders' equity to tangible stockholders' equity for the periods presented:
                                                        3Q03         3Q02          2Q03         4Q02
              Stockholders' equity                    $143,734     $113,852      $159,868     $114,951
              Goodwill                                   3,999        2,966         4,630        3,022
                                                      --------     --------      --------     --------
              Tangible stockholders' equity           $139,735     $110,866      $155,238     $111,929
                                                      --------     --------      --------     --------


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